Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rare Element Resources Ltd. (the “Company”) of our reports dated September 23, 2011 with respect to the consolidated balance sheet of the Company as of June 30, 2011, and the consolidated statements of operations and comprehensive loss and cash flows of the Company for each of the years in the two-year period ended June 30, 2011, which reports appear in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

DeVisser Gray LLP

Vancouver, Canada

November 15, 2012